UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 8, 2024 ("Closing Date"), in accordance with the Transaction Agreement, dated as of July 21, 2024, as amended by the First Amendment to the Transaction Agreement, dated as of October 8, 2024 (and as may be further amended, the “TA”), by and between Terex Corporation ("Terex" or the "Company") and Dover Corporation (“Dover”), the Company completed its acquisition of the subsidiaries and assets that constitute Environmental Solutions Group ("ESG") from Dover for a purchase price of $2 billion in cash, subject to customary closing adjustments to be finalized after the Closing Date (the "Acquisition"). The Company financed the purchase price and related fees and expenses using the net proceeds from the 6.250% Notes (as defined in Note 3), new term loan borrowings under the New Term Facility (as defined in Note 3) and cash on hand. The purchase price is subject to post-closing adjustments based upon the level of net working capital, cash and debt in the ESG business on the Closing Date.

ESG designs and manufactures refuse collection vehicles, waste compaction equipment, and associated parts and digital solutions. ESG's industry leading product brands include Heil, Marathon, Curotto-Can, Bayne Thinline, and Parts Central as well as digital solutions offerings 3rd Eye and Soft-Pak. ESG's turnkey products and services across equipment, digital, and aftermarket offerings are complementary to Terex's businesses, and will allow Terex to expand its customer base, providing customers with a broader suite of environmental equipment solutions, and realizing economies of scale. ESG will also complement and strengthen Terex’s portfolio with synergies in the fast-growing waste and recycling end market.

The Acquisition is recorded as a business combination using the acquisition method which requires measurement of identifiable assets acquired and liabilities assumed at their estimated fair values as of the acquisition date. Goodwill is calculated as the excess of the aggregate of the fair value of the consideration transferred over the fair value of the net assets recognized.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024 is intended to present the combined balance sheet of Terex after giving effect to the Acquisition and the related financing transactions described in Note 3 to the Unaudited Pro Forma Financial Statements (the "Financing Transactions") as if they had occurred on June 30, 2024. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2024 and the year ended December 31, 2023 are intended to present the combined statements of operations of Terex after giving effect to the Acquisition and the Financing Transactions as if they had occurred on January 1, 2023. The financial statements of ESG have been carved out of the financial statements of Dover, and may not necessarily be indicative of the amounts that would have been reflected in ESG's financial statements had ESG operated independently of Dover.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the purchase method of accounting with Terex treated as the acquiring entity. Accordingly, the aggregate value of the consideration paid by Terex to complete the Acquisition is allocated to the assets acquired and liabilities assumed in the Acquisition based upon their estimated fair values as of the date of the Acquisition. The fair values of the assets acquired and liabilities assumed, and the related tax balances, are based on preliminary estimates and assumptions. These preliminary estimates and assumptions could change materially during the measurement period as the Company finalizes the valuations of the assets acquired and liabilities assumed, and the related tax balances. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages, which should be read together with the Unaudited Pro Forma Condensed Combined Financial Statements.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with (1) the unaudited condensed consolidated financial statements of Terex contained in Terex's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the SEC on July 31, 2024, (2) the audited consolidated financial statements of Terex contained in Terex's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 9, 2024, (3) the unaudited condensed combined financial statements of ESG for the six-month period ended June 30, 2024 contained in Terex's Current Report on Form 8-K filed with the SEC on September 30, 2024 and (4) the audited combined financial statements of ESG for the fiscal year ended December 31, 2023 contained in Terex's Current Report on Form 8-K filed with the SEC on September 30, 2024. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent Terex consolidated results of operations or consolidated financial position had the Acquisition and the Financing Transactions occurred on the dates assumed, nor are these financial statements necessarily indicative of the future consolidated results of operations or consolidated financial position of Terex. The actual results may differ materially from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the Unaudited Pro Forma Condensed Combined Financial Statements and actual amounts. Except as expressly set forth in the Notes thereto, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs or benefits that may result from the Acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2024
(dollars in millions)

	Historical		Pro Forma
	Terex	ESG	Financing Transactions Adjustments		Purchase Accounting Adjustments		Pro Forma
	(a)	(b)
Assets
Current assets
Cash and cash equivalents	$319.3	$—	$(46.9)	(c)	$(36.6)	(j)	$235.8
Receivables	719.4	117.1					836.5
Inventories	1,232.8	76.5			19.1	(h)	1,328.4
Prepaid and other current assets	130.1	2.4	0.4	(c)			132.9
Total current assets	2,401.6	196.0	(46.5)		(17.5)		2,533.6
Non-current assets
Property, plant and equipment – net	574.5	62.3			17.7	(g)	654.5
Goodwill	291.3	130.3			707.6	(f), (k)	1,129.2
Intangible assets – net	14.1	36.0			1,043.6	(e)	1,093.7
Other assets	498.0	8.9	1.8	(c)	2.6	(k)	511.3
Total assets	$3,779.5	$433.5	$(44.7)		$1,754.0		$5,922.3

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$3.4	$50.8			$(50.8)	(d)	$3.4
Trade accounts payable	703.7	115.7			(2.2)	(j)	817.2
Accrued compensation and benefits	98.6	14.5					113.1
Deferred revenue	—	12.9					12.9
Other current liabilities	282.2	20.0					302.2
Total current liabilities	1,087.9	213.9	—		(53.0)		1,248.8
Non-current liabilities
Long-term debt, less current portion	662.2	241.4	1,955.3	(c)	(241.4)	(d)	2,617.5
Other non-current liabilities	205.5	38.2			5.5	(k)	249.2
Total liabilities	1,955.6	493.5	1,955.3		(288.9)		4,115.5
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value – authorized 300.0 shares; issued 85.1 shares at June 30, 2024	0.9						0.9
Additional paid-in capital	909.0		(2,000.0)	(c)	2,000.9	(i)	909.9
Retained earnings	1,900.8	(60.0)			42.0	(i), (j), (k)	1,882.8
Accumulated other comprehensive income (loss)	(342.7)						(342.7)
Less cost of shares of common stock in treasury – 18.8 shares at June 30, 2024	(644.1)						(644.1)
Total stockholders’ equity	1,823.9	(60.0)	(2,000.0)		2,042.9		1,806.8
Total liabilities and stockholders’ equity	$3,779.5	$433.5	$(44.7)		$1,754.0		$5,922.3

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Six Months Ended June 30, 2024
(dollars in millions)

	Historical		Pro Forma
	Terex	ESG	Financing Transactions Adjustments		Purchase Accounting Adjustments		Pro Forma
	(l)	(m)

Net sales	$2,674.2	$439.7					$3,113.9
Cost of goods sold	(2,048.5)	(311.5)			(2.0)	(o)	(2,362.0)
Gross profit	625.7	128.2	—		(2.0)		751.9
Selling, general and administrative expenses	(274.3)	(48.4)			(35.6)	(o), (p)	(358.3)
Income (loss) from operations	351.4	79.8	—		(37.6)		393.6
Other income (expense)
Interest income	5.6	—					5.6
Interest expense	(30.6)	(12.4)	(66.1)	(r), (s), (t)	12.4	(w)	(96.7)
Other income (expense) – net	(15.8)	(0.4)			2.3	(u)	(13.9)
Income (loss) from continuing operations before income taxes	310.6	67.0	(66.1)		(22.9)		288.6
(Provision for) benefit from income taxes	(61.4)	(16.4)	15.9	(v)	5.5	(v)	(56.4)
Income (loss) from continuing operations	249.2	50.6	(50.2)		(17.4)		232.2
Gain (loss) on disposition of discontinued operations – net of tax	—	—					—
Net income (loss)	$249.2	$50.6	$(50.2)		$(17.4)		$232.2

Basic earnings (loss) per share:
Income (loss) from continuing operations	$3.71						$3.46
Gain (loss) on disposition of discontinued operations – net of tax	–						–
Net income (loss)	$3.71						$3.46
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$3.68						$3.42
Gain (loss) on disposition of discontinued operations – net of tax	–						–
Net income (loss)	$3.68						$3.42
Weighted average number of shares outstanding in per share calculation
Basic	67.1						67.1
Diluted	67.8						67.8

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2023
(dollars in millions)

	Historical		Pro Forma
	Terex	ESG	Financing Transactions Adjustments		Purchase Accounting Adjustments		Pro Forma
	(l)	(m)

Net sales	$5,151.5	$753.6					$5,905.1
Cost of goods sold	(3,974.9)	(550.2)			(23.1)	(n), (o)	(4,548.2)
Gross profit	1,176.6	203.4	—		(23.1)		1,356.9
Selling, general and administrative expenses	(540.1)	(84.2)			(70.1)	(o), (p)	(694.4)
Income (loss) from operations	636.5	119.2	—		(93.2)		662.5
Other income (expense)
Interest income	7.6	—					7.6
Interest expense	(63.3)	(23.6)	(132.5)	(r), (s),(t)	23.6	(w)	(195.8)
Other income (expense) – net	(1.1)	0.6			(26.6)	(q)	(27.1)
Income (loss) from continuing operations before income taxes	579.7	96.2	(132.5)		(96.2)		447.2
(Provision for) benefit from income taxes	(63.0)	(23.0)	31.8	(v)	23.1	(v)	(31.1)
Income (loss) from continuing operations	516.7	73.2	(100.7)		(73.1)		416.1
Gain (loss) on disposition of discontinued operations – net of tax	1.3	—					1.3
Net income (loss)	$518.0	$73.2	$(100.7)		$(73.1)		$417.4

Basic earnings (loss) per share:
Income (loss) from continuing operations	$7.65						$6.16
Gain (loss) on disposition of discontinued operations – net of tax	0.02						0.02
Net income (loss)	$7.67						$6.18
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$7.56						$6.09
Gain (loss) on disposition of discontinued operations – net of tax	0.02						0.02
Net income (loss)	$7.58						$6.11
Weighted average number of shares outstanding in per share calculation
Basic	67.5						67.5
Diluted	68.3						68.3

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 - Basis of Presentation

The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2024 and the year ended December 31, 2023 were prepared in accordance with the U.S. Securities and Exchange Commission Regulation S-X Article 11 and Accounting Standards Codification 805, “Business Combinations". These rules require adjustments to the assets and liabilities acquired based on their fair values, identification and measurement of intangible assets and related changes in depreciation and amortization expense. Pro forma adjustments are also required to reflect the effects of debt issuance and the use of cash to fund the Acquisition. The historical audited consolidated financial statements and unaudited condensed consolidated financial statements of Terex and ESG were prepared in accordance with US GAAP.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of Terex based upon the historical financial statements of Terex and ESG, after giving effect to the Acquisition, the Financing Transactions and the other adjustments described in these notes, and are intended to reflect the impact of the Acquisition and the Financing Transactions on Terex's consolidated financial statements.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from the Acquisition or what the Terex consolidated results of operations or consolidated financial position would have been had the Acquisition and the Financing Transactions occurred on the dates assumed, nor are they indicative of the future consolidated results of operations or financial position of Terex and they are based on the information available at the time of their preparation. Actual results may differ materially from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the Unaudited Pro Forma Condensed Combined Financial Statements and actual amounts.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024 is intended to present the combined balance sheet of Terex after giving effect to the Acquisition and the Financing Transactions as if they had occurred on June 30, 2024 and includes estimated pro forma adjustments for the preliminary valuations of net assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2024, and the year ended December 31, 2023 are intended to present the combined statements of operations of Terex after giving effect to the Acquisition and the Financing Transactions as if they had occurred on January 1, 2023.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the identifiable assets acquired, and liabilities assumed of the acquiree. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon the purchase price of approximately $2 billion.

Note 2 - Preliminary Purchase Price Allocation

The aggregate purchase price for the Acquisition was approximately $2 billion in cash, subject to purchase price adjustment related to, among other things, the amount of ESG working capital.

The Acquisition is accounted for as a business combination in accordance with the Financial Accounting Standards Board Accounting Standards Codification ("ASC") 805, Business Combinations, which requires the establishment of a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the Acquisition completion date. Accordingly, the cost to acquire such interests was allocated to the underlying net assets based on their respective fair values. Any excess of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill. The allocation of the purchase price to all identifiable tangible and intangible assets acquired and liabilities assumed reflected in the Unaudited Pro Forma Condensed Combined Financial Statements is based on preliminary estimates of fair value as of the Closing Date using assumptions that our management believes are reasonable based on currently available information.

The amounts set forth in the table below are preliminary and subject to revision based on the final determinations of the purchase price following any post-closing adjustment and of fair value and the final allocation of the purchase price to the assets and liabilities of ESG, and the revisions could be material. We have one year from the Closing Date of the Acquisition to finalize these amounts.

The following table summarizes the fair values of the ESG assets acquired and liabilities assumed from ESG based on the preliminary estimate by Terex of their respective fair values as of the Closing Date.

(in millions)
Current Assets	$249.5
Property, plant & equipment	85.2
Identified intangibles subject to amortization	1,079.6
Goodwill	828.6
Other non-current assets	3.7
Liabilities assumed	(236.6)
Net Assets acquired	$2,010.0

Upon completion of the fair value assessment, Terex anticipates that the net assets acquired may differ from the preliminary assessment outlined above. Any changes to the initial estimates of fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 3 - Financing Transactions

On the Closing Date, the Company entered into an Incremental Assumption Agreement, Borrowing Subsidiary Agreement and Amendment No. 2 (the “Amendment No. 2”) to the Credit Agreement dated as of April 1, 2021 (as amended from time to time including by the Amendment No. 2, the “Amended Credit Agreement”), with certain of its subsidiaries, the lenders and issuing banks party thereto and UBS AG as successor administrative agent and successor collateral agent.

The Amendment No. 2 (i) increased the size of the Company’s existing revolving credit facilities to $800 million and extended the maturity of the Company’s existing revolving credit facilities to expire on October 8, 2029 (the “New Revolving Credit Facilities”) and (ii) provided for a new seven-year term loan facility in an aggregate principal amount of $1,250 million with a maturity date of October 8, 2031 (the “New Term Facility” and, together with the New Revolving Credit Facilities, the “New Credit Facilities”). In addition, the Amended Credit Agreement increased the size of the letter of credit facility. The Amended Credit Agreement provides for the issuance of letters of credit (the “L/C Facility”) of up to $500 million (the utilization of which would decrease availability under the New Revolving Credit Facilities) and permits the Company to have additional secured facilities for the issuance of letters of credit outside of the Amended Credit Agreement (the “Additional L/C Facility”) of up to $400 million (the utilization of which would not decrease availability under the New Revolving Credit Facilities). The aggregate amount of letters of credit which the Company may issue under the L/C Facility and the Additional L/C Facility may not at any time exceed $500 million, of which up to $400 million may be issued under the Additional L/C Facility.

On the Closing Date, the Company sold and issued $750 million aggregate principal amount of Senior Notes Due 2032 (“6.250% Notes”) at par in a private offering. The proceeds from the offering of the 6.250% Notes, together with new term loan borrowings under the New Term Facility and cash on hand, were used to consummate the Company’s acquisition of ESG, and to pay the related fees, costs, and expenses.

Note 4 - Conforming Accounting Policies and Principles

Upon review of ESG’s accounting policies we did not identify differences between the accounting policies of the two companies that, when conformed, had a material impact on these Unaudited Pro Forma Condensed Combined Financial Statements. We are not aware of any material difference between the accounting policies of the two companies, and, accordingly, these Unaudited Pro Forma Condensed Combined Financial Statements do not assume any material difference in accounting policies between the two companies.

Note 5 - Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024
(a)Represents Terex’s historical unaudited condensed consolidated balance sheet as of June 30, 2024, included in Terex's Form 10-Q filed with the SEC on July 31, 2024.
(b)Represents ESG’s historical unaudited condensed combined balance sheet as of June 30, 2024, included in Terex's Current Report on Form 8-K filed with the SEC on September 30, 2024.
(c)Adjustment to reflect the cash paid to acquire ESG of $2,010.0 million, which is comprised of $1,243.7 million in proceeds from issuance of the New Term Facility (net of original issue discount of $6.3 million), $750.0 million in gross proceeds from the offering of the 6.250% Notes, and $10.0 million cash on hand. Adjustments to reduce cash by $40.6 million paid related to debt issuance costs (which were capitalized as $38.4 million in Long-term debt, $1.8 million in Other assets and $0.4 million in Prepaid and other current assets) and $6.3 million of original issue discount in respect of the New Term Facility.
(d)Represents the settlement of ESG notes payable to Dover that were not transferred at closing pursuant to the terms of the TA.
(e)Represents the elimination of historical values of the ESG intangibles of $36.0 million and recognition of $1,079.6 million of identifiable intangible assets attributable to the Acquisition.
(f)Represents the elimination of $130.3 million of historical goodwill of ESG and the recognition of $828.6 million of goodwill pertaining to this Acquisition. As negotiated and agreed to with Dover, Terex intends to make a 338(h)(10) election under the Code, which will treat the stock purchase of ESG as an asset purchase for U.S. federal tax purposes, resulting in tax-deductible goodwill amortized over 15 years. Tax deductible goodwill is preliminary and will be adjusted upon finalization of purchase price allocation under Section 338 of the Code, including an analysis of transaction costs capitalized for tax purposes and contingent liabilities.
(g)Represents fair value step up adjustment of $17.7 million to existing property, plant and equipment.
(h)Represents fair value step up adjustment of $19.1 million to existing inventory.
(i)Reflects elimination of the historical ESG’s stockholders’ deficit of $60.0 million, which represented ESG’s retained earnings. Also, this reflects an increase in our Additional paid-in capital as a result of the purchase accounting adjustments.
(j)Represents the payment of the estimated Acquisition costs of $26.6 million as a reduction to Cash and Retained earnings (representing $20.2 million net of tax benefits of $6.4 million). Refer to footnote (k) for further details regarding the adjustment described in the preceding sentence. Refer to footnote (c) for the $10.0 million cash on hand paid for the Acquisition. Also includes an adjustment to, and release of the accrual of, $2.2 million of Acquisition costs recorded during the period as a decrease to Trade accounts payable and an increase to Retained earnings. For tax purposes, the estimated Acquisition costs are expected to be capitalized and tax-deductible (refer to footnote (q) for further details).
(k)Represents $2.6 million of net increase in deferred tax assets recorded as an increase to Other assets, resulting from the elimination of $3.8 million of historical net deferred tax assets of ESG recorded as an increase to Goodwill and the recognition of a $6.4 million deferred tax asset related to transaction costs recorded as an increase to Retained earnings (refer to footnote (q) for further details). For the elimination of the ESG deferred tax assets, Terex estimated the elimination amount based on the audited combined financial statements of ESG for the fiscal year ended December 31, 2023. Represents $5.5 million of unrecognized tax benefits related to ESG as an increase to Goodwill and Other non-current liabilities. The adjustment is subject to revision as additional information becomes available and additional analyses are performed.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations
(l)Represents Terex’s historical statement of operations for the six months ended June 30, 2024 and the year ended December 31, 2023. The historical unaudited statement of operations for the six months ended June 30, 2024 is included in Terex's Form 10-Q filed with the SEC on July 31, 2024 and the audited statement of operations for the year ended December 31, 2023 is included in Terex's Form 10-K filed with the SEC on February 9, 2024.
(m)Represents ESG’s historical consolidated statement of operations for the six months ended June 30, 2024 and the year ended December 31, 2023. The historical unaudited statement of operations for the six months ended June 30, 2024 and the historical audited statement of operations for the year ended December 31, 2023 are included in Terex's Current Report on Form 8-K filed with the SEC on September 30, 2024.
(n)Represents adjustment to increase cost of goods sold by $19.1 million for the year ended December 31, 2023. It is expected that the fair value step-up of the existing inventory will result in an increase to cost of goods sold as the existing inventory is expected to be sold within one year of the Acquisition.
(o)Represents incremental depreciation expense of $2.2 million ($2.0 million to Cost of goods sold and $0.2 million to Selling, general and administrative expenses) and $4.3 million ($4.0 million to Cost of goods sold and $0.3 million to Selling, general and administrative expenses) for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. These expenses are a result of the fair value increases to the carrying value of property, plant and equipment. Referring to footnote (n), the total adjustments to Cost of goods sold are $2.0 million, and $23.1 million for the six months ended June 30, 2024, and the year ended December 31, 2023, respectively. Referring to footnote (p), the total adjustments to Selling, general and administrative expense are $35.6 million and $70.1 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively.
(p)Represents incremental amortization expense of $35.4 million, and $69.8 million for the the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. These expenses are a result of the recognition and measurement of identified intangible assets. The incremental amortization expense is recorded in Selling, general and administrative expenses.
(q)Reflects the estimated Acquisition costs of $26.6 million for the year ended December 31, 2023, for the Acquisition of ESG. For tax purposes, Terex expects to capitalize and amortize the Acquisition costs of $26.6 million over 15 years.
(r)Interest expense of $62.9 million and $126.0 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, related to debt incurred or outstanding pursuant to the Financing Transactions. The interest rate used for this calculation was 6.30%, which represents Terex's estimated weighted average interest rate on debt incurred, issued or otherwise outstanding as described in Note 2. Each one-eighth percentage increase in interest rate on the New Term Facility would result in an increase of approximately $1.6 million in annual interest expense on a pro forma basis.
(s)Amortization of debt issuance costs of $2.8 million ($1.9 million with respect to the New Term Facility, $0.7 million with respect to the 6.250% Notes and $0.2 million with respect to the New Revolving Credit Facilities) and $5.6 million ($3.8 million with respect to the New Term Facility, $1.4 million with respect to the 6.250% Notes and $0.4 million with respect to the New Revolving Credit Facilities) for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, related to the Financing Transactions.
(t)Amortization of original issue discount of $0.4 million, and $0.9 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, related to the New Term Facility incurred to fund the Acquisition.
(u)Acquisition related costs of $2.3 million incurred in the second quarter of 2024 were removed from the six months ended June 30, 2024. This charge was adjusted to be included in the year ended December 31, 2023.
(v)A statutory tax rate of 24% was used to estimate the income tax effects of the pro forma adjustments.
(w)Represents removal of interest expense related to ESG notes payable to Dover of $12.4 million and $23.6 million for the six months ended June 30, 2024 and the year ended December 31, 2023, which notes were required to be terminated on or prior to the consummation of the Acquisition pursuant to the terms of the TA.